Exhibit 10.13
NORTHSTAR ASSET MANAGEMENT GROUP INC.
EXECUTIVE INCENTIVE BONUS PLAN

1.	Purpose
This Executive Incentive Bonus Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate executives and employees of NorthStar Asset Management Group Inc. (the “Company” or “NSAM”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees. The Plan is for the benefit of Participants (as defined below).

2.	Definitions
For purposes of this Plan:
(a)    “Annual Bonus” means a Bonus determined and paid pursuant to Section 5.
(b)    “Annual Bonus Pool Percentage” means, for a Plan Year, a percentage of the Cash Bonus Pool for such Plan Year that a Participant is eligible to receive in the form of an Annual Bonus under the Plan for such Plan Year as determined by the Committee pursuant to the Plan.
(c)    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(d)    “Board” means the Board of Directors of the Company or, prior to the Spin-off, the Board of Directors of NRF.
(e)    “Bonus” means any Annual Bonus or Long-Term Bonus. Unless otherwise determined by the Committee, Bonuses under this Plan shall constitute awards under the Stock Incentive Plan.
(f)    “Bonus Award Notice” means, for a Plan Year, a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s Bonus(es) and Bonus Pool Percentage(s) for such Plan Year.
(g)    “Bonus Pool” means the Cash Bonus Pool or the Long-Term Bonus Pool, as applicable.
(h)    “Bonus Pool Percentage” means an Annual Bonus Pool Percentage or a Long-Term Bonus Pool Percentage. Participants may be allocated by the Committee an Annual Bonus Pool Percentage and/or a Long-Term Bonus Pool Percentage for a Plan Year.

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(i)    “Cash Bonus Pool” means, for each Plan Year, such amount as is determined by the Committee in its discretion and set forth as the Cash Bonus Pool for such Plan Year in Participants’ Bonus Award Notices for such Plan Year.
(j)    “Cause” shall have the meaning set forth in a Participant’s Service Agreement. If a Participant is not a party to a Service Agreement as of any relevant date or a Participant’s Service Agreement does not contain a definition of “cause,” then “Cause” for purposes of this Plan shall mean a dismissal upon the occurrence of any of the following events: (i) the conviction of, or a plea of nolo contendere by, the Participant for the commission of a felony; (ii) continuing willful failure for ten business days to substantially perform the Participant’s duties to the Company (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Participant has not substantially performed his duties; or (iii) willful misconduct by the Participant (including, but not limited to, breach by the Participant of terms of any Service Agreement to which the Participant is a party) that is demonstrably and materially injurious to the Company or its subsidiaries. Prior to the Spin-Off, references to the Company in this definition shall be deemed to refer to NRF.
(k)    “Change of Control” means, prior to the Spin-Off, a NRF Change or Control or, from and after the Spin-Off, a NSAM Change of Control or a NRF Change of Control.
(l)     “Code” means Internal Revenue Code of 1986, as amended.
(m)    “Committee” means the Compensation Committee of the Board, which is comprised of not less than two Non‑Employee Directors.
(n)    “Disability” means, unless otherwise provided in the Participant’s Service Agreement (if any), a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.
(o)    “Effective Date” means March 28, 2014, the date this Plan was approved by the Company’s stockholders.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)    “Fair Market Value” means, as of any given date, with respect to NSAM Stock or NRF Stock, the fair market value of a share of such stock as determined by the Committee using any reasonable method and in good faith; provided that if shares of such stock are admitted to trading on a national securities exchange, the fair market value of a share of such stock on any date shall be the closing sale price reported for such share on the exchange on such date on which a sale was reported.
(r)    “Long-Term Bonus” means a Bonus determined and paid pursuant to Section 6.

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(s)    “Long-Term Bonus Performance Period” means, for each Plan Year, the four-year period commencing on January 1 of a Plan Year and ending on December 31 of the third calendar year that follows such Plan Year or, for a Plan Year occurring after the 2014 Plan Year, such other period established by the Committee in its sole discretion and set forth in Participants’ Bonus Award Notices for such Plan Year.
(t)    “Long-Term Bonus Pool” means, for each Plan Year, such amount as is determined by the Committee in its discretion and set forth as the Long-Term Bonus Pool for such Plan Year in Participants’ Bonus Award Notices for such Plan Year.
(u)    “Long-Term Bonus Pool Percentage” means a percentage of the Long-Term Bonus Pool awarded to a Participant and payable in the form of a Long-Term Bonus under this Plan.
(v)    “Non-Employee Director” means a director of the Company who qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined in Section 162(m) of the Code.
(w)    “NRF” means NorthStar Realty Finance Corp., the ultimate parent of the Company prior to the Spin-Off, or its successor.
(x)    “NRF Change of Control” means and includes any of the following events:
(i)    any Person is or becomes Beneficial Owner, directly or indirectly, of securities of NRF representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of NRF, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (ii) below, and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from NRF; or
(ii)    the consummation of a merger or consolidation of NRF with any other Person or the issuance of voting securities of NRF in connection with a merger or consolidation of NRF (or any direct or indirect subsidiary of NRF), other than (x) a merger or consolidation which would result in the voting securities of NRF outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the securities of NRF or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of NRF (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of NRF representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of NRF; or
(iii)    the stockholders of NRF approve a plan of complete liquidation or dissolution of NRF; or

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(iv)    the consummation of the sale or disposition by NRF of all or substantially all of the assets of NRF; or
(v)     individuals who, on the Effective Date, constitute the Board of Directors of NRF (the “NRF Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of NRF, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the NRF Incumbent Directors then on the Board of Directors of NRF (either by a specific vote or by approval of the proxy statement of NRF in which such person is named as a nominee for director, without written objection to such nomination) shall be an NRF Incumbent Director; provided, however, that no individual initially elected or nominated as a director of NRF as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors of NRF shall be deemed to be an Incumbent Director.
provided that, for avoidance of doubt, the Spin-Off shall not constitute a NRF Change of Control.
(y)    “NRF LTIP Units” means “LTIP Units” under the Amended and Restated Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership, as amended, or units or other equity interests in such other operating partnership or limited liability company subsidiary of NRF that are substantially similar in structure to such LTIP Units.
(z)    “NRF Stock” means NRF’s common stock, par value $0.01 per share.
(aa)    “NRF Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of NRF Stock for the 20 trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that for purposes of determining the NRF Stock Price in connection with a NRF Transactional Change of Control (but only if in due course such NRF Transactional Change of Control is actually consummated by the Company), the NRF Stock Price shall be equal to the fair market value in cash of the total consideration per share of NRF Stock to be paid or payable in the transaction resulting in the NRF Transactional Change of Control, as determined by the Committee as of the date that the NRF Transactional Change of Control is consummated.
(bb)    “NRF Transactional Change of Control” means (i) a NRF Change of Control described in clause (i) of the definition thereof where the Person makes a tender offer for NRF Stock, or (ii) a NRF Change of Control described in clauses (ii) or (iv) of the definition thereof.
(cc)    “NSAM Change of Control” means and includes any of the following events occurring after the Spin-Off:
(i)    any Person is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of

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paragraph (ii) below, and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or
(ii)    the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company), other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company; or
(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(iv)    the consummation of the sale or disposition by the Company of all or substantially all of the assets of the Company; or
(v)    individuals who, immediately following the Spin-Off, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
provided that, for avoidance of doubt, the Spin-Off shall not constitute an NSAM Change of Control.
(dd)    “NSAM LTIP Units” means units or other equity interests in the operating partnership or limited liability company subsidiary of the Company that are substantially similar in structure to the units defined as “LTIP Units” under the Amended and Restated Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership, as amended.
(ee)    “NSAM Stock” means the Company’s common stock, par value $0.01 per share.
(ff)    “NSAM Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of NSAM Stock for the 20 trading days ending on, and including,

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such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that for purposes of determining the NSAM Stock Price in connection with a NSAM Transactional Change of Control (but only if in due course such NSAM Transactional Change of Control is actually consummated by the Company), the NSAM Stock Price shall be equal to the fair market value in cash of the total consideration per share of NSAM Stock to be paid or payable in the transaction resulting in the NSAM Transactional Change of Control, as determined by the Committee as of the date that the NSAM Transactional Change of Control is consummated.
(gg)    “NSAM Transactional Change of Control” means (i) a NSAM Change of Control described in clause (i) of the definition thereof where the Person makes a tender offer for NSAM Stock, or (ii) a NSAM Change of Control described in clauses (ii) or (iv) of the definition thereof.
(hh)    “Participant” means an executive, employee or other service provider of the Company selected by the Committee to participate in the Plan.
(ii)    “Performance Goals” means the criteria that the Committee selects for purposes of establishing the performance goals applicable to a particular Participant, Bonus, Plan Year and/or Long-Term Bonus Performance Period. The Performance Goals (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, NRF or other parent of the Company, the Company or a unit, division, group, or subsidiary of the Company or any entity managed by the Company or its subsidiary and/or any combination of the foregoing) are limited to the following: total shareholder return; cash available for distribution; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization or any other adjustment); changes in the market price of the Stock or stock of any entity managed by the Company or its subsidiary; economic value-added; funds from operations or similar measure, including adjusted funds from operations and equity adjusted funds from operations; sales or revenue; acquisitions or strategic transactions; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; return on sales; liquidity; balance sheet liquidity; CDO liquidity; discounted payoff; non-listed REIT capital-raise; gross or net profit levels; productivity; expense; margins; operating efficiency; working capital; earnings (loss) per share of Stock or stock of any entity managed by the Company or its subsidiary; sales or market shares and assets under management; any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or index. The Committee may appropriately adjust any evaluation performance under a Performance Goal to exclude any of the following events that occurs during the applicable performance period: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s (or other applicable entity’s) annual

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report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.
(jj)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
(kk)    “Plan Year” means any year of the Plan for which a Bonus Pool is established, commencing on January 1 and ending on December 31.
(ll)    “Service Agreement” means as of a particular date, any employment, consulting or similar service agreement(s) then in effect between a Participant, on the one hand, and the Company (or, prior to the Spin-Off, NRF) on the other hand, as amended or supplemented through such date.
(mm)    “Spin-Off” means the contemplated spin-off of the Company from NorthStar Realty Finance Corp.
(nn)    “Stock Incentive Plan” means the Company’s 2014 Omnibus Stock Incentive Plan, as amended from time to time.
(oo)    “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

3.	Administration
(a)    The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Bonus hereunder and the amount of any Bonus to be paid under the Plan, provided such determinations are made in good faith and are consistent with the purpose and intent of the Plan, and provided further that, except as expressly provided herein, no such action shall adversely affect the rights of the Participants to any outstanding Bonuses. In particular, but without limitation and subject to the foregoing, the Committee shall have the authority:
(i)    to select Participants under the Plan;
(ii)    to allocate Bonus Pool Percentages to Participants each Plan Year;
(iii)    to determine the Bonus Pools and the formulae for calculating each Bonus Pool for each Plan Year;
(iv)    to establish and determine Performance Goals applicable to each Bonus and each Participant, not inconsistent with the terms of this Plan;
(v)    to determine the terms and conditions, not inconsistent with the terms of this Plan, which shall govern Bonus Award Notices and all other written instruments evidencing

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the award of a Bonus or allocation of a Bonus Pool Percentage hereunder, including the waiver or modification of any such conditions;
(vi)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(vii)    to interpret the terms and provisions of the Plan and any Bonus granted under the Plan (and any Bonus Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.
(b)    Notwithstanding anything herein to the contrary, the Committee shall make appropriate adjustments to any Bonus Pool, Bonus Pool Percentage, or any Performance Goals applicable to any Bonus in connection with or as a result of any of the following events which occur or have occurred after the Effective Date: (i) reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of NSAM Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of NSAM Stock or other securities or (ii) reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in NRF’s capital stock, if the outstanding shares of NRF Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of NRF, or additional shares or new or different shares or other securities of NRF or other non-cash assets are distributed with respect to such shares of NRF Stock or other securities.
(c)    Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
(d)    If the Company or NRF is required to prepare a material accounting restatement with respect to any Plan Year and such restatement (i) would have reduced the amount paid under the Plan to the executive officers with respect to such Plan Year and (ii) was due to an untrue statement of a material fact by an executive officer or an omission by an executive officer to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, with respect to the financial statement that is the subject of the restatement, the Committee may seek (but is not required to seek) reimbursement from one or more Participants, taking into consideration all relevant factors and circumstances, all or a portion of the incentive compensation paid under this Plan with respect to such Plan Year that would not otherwise have been earned based on the restated financial results.

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(e)    The Bonus Pool Percentages, Performance Goals and other terms of any Bonuses to be paid under the Plan for any Plan Year will be determined by the Committee and may vary from the terms set forth herein.

4.	Bonus Pools
(a)    The Committee shall calculate the amount of the Bonus Pools for each Plan Year as of the last day of such Plan Year and shall determine each Participant’s Bonus Pool Percentage and the Performance Goals for each Plan Year on an annual basis.
(b)    The Bonus Pools for any Plan Year (and any Bonus Pool Percentages allocated thereunder) may be adjusted in the Committee’s good faith discretion during any Plan Year in order to account for any corporate transaction involving the Company or NRF (whether or not a Change of Control), changes to the Company’s or NRF’s capital structure, or changes to accounting rules, or as otherwise may be required by law; provided, however, that any adjustment by the Committee shall in no event adversely affect the rights of the Participants hereunder.

5.	Annual Bonus
(a)    If granted an Annual Bonus Pool Percentage for a Plan Year by the Committee, a Participant will be eligible to receive an Annual Bonus with respect to such Plan Year. The maximum amount of a Participant’s Annual Bonus for a Plan Year will be equal to the product of (x) the Participant’s Annual Bonus Pool Percentage for such Plan Year, and (y) the Cash Bonus Pool (the “Maximum Annual Bonus”). Annual Bonuses for a Plan Year shall be tied to the Company’s performance for the relevant Plan Year. Performance Goals for a Plan Year and the relative weightings of such Performance Goals shall be determined by the Committee within the first 90 days of such Plan Year (or if the applicable performance period with respect to any Performance Goal is other than one year, within the maximum period allowed under Section 162(m) of the Code). The Committee may establish ranges within such Performance Goals that correspond to the payout of different fixed percentages of a Participant’s Maximum Annual Bonus. Annual Bonus Performance Goals, relative weightings and payout ranges for each Participant for each Plan Year will be set forth in such Participant’s Bonus Award Notice for such Plan Year. The maximum Annual Bonus payable to any one Participant for any Plan Year shall be $100,000,000.
(b)    Within 60 days following the completion of a Plan Year, the Committee shall meet to review and certify in writing whether, and to what extent Performance Goals for the Plan Year have been achieved and, if so, shall calculate and certify in writing the amount of a Participant’s actual Annual Bonus for a Plan Year based on the Performance Goals actually achieved and the relative weightings assigned to each Performance Goal.
(c)    A Participant’s Annual Bonus, if any, shall be paid in cash in a lump-sum, in the year following the Plan Year to which such Annual Bonus relates, following the Committee’s certification thereof and within ten days after the Company has received its approved audited financial statements for such Plan Year, but in no event later than December 31 of such following

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year, subject to the Participant’s continued employment with the Company or any of its Subsidiaries through December 31 of the applicable Plan Year.

6.	Long-Term Bonus
(a)    If granted a Long-Term Bonus Pool Percentage for a Plan Year, a Participant will be eligible to receive a Long-Term Bonus with respect to such Plan Year. The vesting, payment and/or the amount of a Participant’s Long-Term Bonus for a Plan Year may be tied to the achievement of Performance Goals for the relevant Long-Term Bonus Performance Period, a Participant’s continued employment with the Company for such period and/or such other criteria as may be established by the Committee and set forth in Participants’ Bonus Award Notice for such Plan Year. The Committee, in its sole discretion, shall determine the vesting and payment provisions applicable to each Long-Term Bonus. Performance Goals for each Long-Term Bonus Performance Period shall be determined by the Committee during the first Plan Year of such period if applicable to all or any portion of such Long-Term Bonus and, to the extent any such Performance Goal relates solely to performance during the first Plan Year of such period, such Performance Goal shall be determined by the Committee within 90 days after the beginning of such Plan Year (or if the applicable performance period with respect to any Performance Goal is other than one year, within the maximum period allowed under Section 162(m) of the Code). The Committee may establish ranges within such Performance Goals that correspond to the payout of different fixed percentages of the maximum Long-Term Bonus that a Participant is eligible to receive.
(b)    A Participant’s Long-Term Bonus for a Plan Year may be paid in the form of NSAM Stock, NSAM LTIP Units, NRF Stock, NRF LTIP Units or other equity interests in NSAM, NRF or one or their subsidiaries (an “Equity Award”) or cash as determined by the Committee and set forth in such Participant’s Bonus Award Notice for such Plan Year. Equity Awards issued as Long-Term Bonus for a Plan Year may be issued subject to vesting based on continued employment and/or achievement of Performance Goals.
(c)    Equity Awards may also be subject to additional restrictions on sale, transfer, redemption, conversion and/or disposition (such restrictions, “No-Sale Restrictions”) for such period or periods determined by the Committee in its discretion. Notwithstanding such No-Sale Restrictions, (i) the Committee shall permit a Participant to transfer or otherwise dispose of vested shares of NSAM Stock, NSAM LTIP Units or other vested equity interests in NSAM granted pursuant to or in connection with an Equity Award provided the Participant agrees to subject an equal number of vested shares of NSAM Stock, NSAM LTIP Units or other vested equity interests in NSAM, that are not otherwise subject to No-Sale Restrictions to the same No-Sale Restrictions as the shares of NSAM Stock, NSAM LTIP Units or other vested equity interests in NSAM that the Participant desires to transfer or otherwise dispose of such that the same aggregate number of shares of NSAM Stock, NSAM LTIP Units or other vested equity interests in NSAM remain subject to the applicable No-Sale Restrictions and (ii) the Committee shall permit a Participant to transfer or otherwise dispose of vested shares of NRF Stock, NRF LTIP Units or other vested equity interests in NRF granted pursuant to or in connection with an Equity Award that are subject to No-Sale Restrictions imposed by the Company provided the

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Participant agrees to subject an equal number of vested shares of NRF Stock, NRF LTIP Units or other vested equity interests in NRF, that are not otherwise subject to No-Sale Restrictions to the same No-Sale Restrictions as the shares of NRF Stock, NRF LTIP Units or other vested equity interests in NRF imposed by the Company that the Participant desires to transfer or otherwise dispose of such that the same aggregate number of shares of NRF Stock, NRF LTIP Units or other vested equity interests in NRF remain subject to the applicable No-Sale Restrictions.

7.	Termination of Employment
(a)    If at any time prior to payment of any Bonus hereunder in accordance with the terms of the Plan a Participant’s employment or other service relationship with the Company terminates for any reason other than termination of employment by (x) the Company without Cause, (y) the Participant for “Good Reason” (as defined in the applicable Service Agreement) to the extent that the Participant is entitled to resign for “Good Reason” and receive severance payments in accordance with such Participant’s Service Agreement or (z) due to the Participant’s death or Disability, then the Participant shall automatically and immediately forfeit any and all right to receive any unpaid Bonus hereunder and all unvested Equity Awards granted pursuant to Section 6 hereof.
(b)    Notwithstanding anything herein to the contrary or in any Service Agreement with any Participant which provides for accelerated vesting or payout of such a Participant’s bonuses and incentive awards in the event of certain types of terminations of such Participant’s employment relationship with the Company or a Subsidiary, as applicable (such as, for example, termination at the end of the term, termination without cause by the employer or termination for good reason by the Participant), the treatment of any Bonuses under this Plan shall be governed solely by the terms hereof and not by the terms of such Service Agreement, except to the extent specifically provided in a Bonus Award Notice or Equity Award agreement. In consideration of the opportunity to receive any Bonus under this Plan, any such Service Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 7(b).
(c)    If at any time prior to the applicable payment date for a Bonus hereunder the Participant’s employment or service relationship with the Company (x) is terminated by the Company without Cause, (y) is terminated by the Participant for “Good Reason” (as defined in the applicable Service Agreement) to the extent that the Participant is entitled to resign for “Good Reason” and receive severance payments in accordance with such Participant’s Service Agreement or (z) terminates due to the Participant’s death or Disability (each a “Qualifying Termination”), then the following shall occur:
(i)    If the Participant is eligible to receive an Annual Bonus for the Plan Year that includes the date the Participant’s employment terminates (the “Termination Date”), the amount of the Participant’s actual Annual Bonus shall be calculated pursuant to Section 5 of the Plan and the terms set forth in the applicable Bonus Award Notice, but shall be pro-rated by multiplying such amount by a fraction, the numerator of which shall be the number of days in the Plan Year from and including January 1 to and including the Termination Date, and the denominator of which shall be 365. Such pro-rated Annual Bonus shall be payable in cash in a lump-sum in accordance with the provisions of Section 5(c) and subject to achievement of such

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Performance Goals applicable to such Annual Bonus. The Participant shall also be entitled to the full amount of the Annual Bonus earned for the Plan Year immediately preceding the Plan Year in which the Termination Date occurs if such Annual Bonus has not been paid by the Termination Date. Such amount shall also be payable in accordance with the provisions of Section 5(c).
(ii)    Any Long-Term Bonus for a Plan Year that the Participant is eligible to receive will be treated in the manner determined by the Committee and set forth in the Bonus Award Notice for such Plan Year.
(iii)    Each payment and/or benefit described in Sections 7(c)(i)-(ii) above or a Bonus Award Notice for a Plan Year shall be paid to or received by the Participant only if the Participant has signed a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 21-day review period for the Release and the Participant has not revoked the Release within the seven-day revocation period for the Release.
(d)    Prior to the Spin-Off, references in this Section 7 to the Company shall refer to NRF.

8.	Change of Control.
(a)    Notwithstanding anything herein to the contrary or in any Service Agreement with any Participant which provides for accelerated vesting or payout of such a Participant’s bonuses and incentive awards in the event of a Change of Control or similar transaction, the treatment of any Bonuses under this Plan shall be governed solely by the terms hereof and not by the terms of such Service Agreement, except to the extent specifically provided in a Bonus Award Notice or Equity Award agreement. In consideration of the opportunity to receive any Bonus under this Plan, any such Service Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 8(a).
(b)    Unless otherwise provided in any Bonus Award Notice or Equity Award agreement, upon a Change of Control, the following shall occur:
(iv)    If a Participant is eligible to receive an Annual Bonus for the Plan Year that includes the effective date of the Change of Control (the “Change of Control Date”), the amount of the Participant’s actual Annual Bonus shall be calculated pursuant to Section 5 of the Plan and the terms set forth in the applicable Bonus Award Notice, but with reference to a Bonus Pool that is adjusted by the Committee on an equitable basis as of the Change of Control Date to reflect the shortened Plan Year (the “Adjusted Bonus Pool”) and assuming that all Performance Goals for the Plan Year are fully achieved. The amount of any such Annual Bonus shall be paid to the Participant in one lump-sum in cash on the Change of Control Date.
(v)    Any Long-Term Bonus for a Plan Year that the Participant is eligible to receive will be treated in the manner determined by the Committee and set forth in the Bonus Award Notice for such Plan Year.

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(c)    Upon a Change of Control, notwithstanding anything to the contrary set forth in the NRF Executive Incentive Plan (the “NRF Plan”) or any prior determination by the Compensation Committee of the Board of Directors of NRF, recipients of Restricted Stock Units granted as a Long-Term Bonus pursuant to the NRF Plan that remain subject to vesting based on TSR (as defined in the NRF Plan) shall be entitled to receive the greater of (i) the amount that would be owed pursuant to the NRF Plan in the event of a NRF Change of Control or (ii) the amount that would have been earned if the Stock Price (as defined in the NRF Plan) as of the end of the Long-Term Bonus Performance Period applicable to such Long-Term Bonus equaled the Stock Price as of the Change of Control Date, assuming no further dividends were paid after the Change of Control Date. In addition, any restrictions prohibiting the transfer or other disposition of NRF LTIP Units granted as Long-Term Bonus until the end of the applicable Long-Term Bonus Performance Period shall lapse upon the occurrence of a Change of Control. This Section 8(c) shall constitute an amendment to the NRF Plan.

9.	Section 409A
(a)    Anything in this Plan to the contrary notwithstanding, if at the time of a Participant’s separation from service within the meaning of Section 409A of the Code, the Company or NRF determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Plan on account of the Participant’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Participant’s separation from service, or (B) the Participant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.
(b)    To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Participant’s termination of employment, then (i) such payments or benefits shall be payable only upon the Participant’s “separation from service,” and (ii) to the extent such payment or benefit is payable within a number of days following such separation from service and such period begins in one taxable year and ends in a second taxable year, such payment or benefit shall not be paid (or commence to be paid) until such second taxable year. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

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(c)    This Plan is intended to be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan or any agreement hereunder is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. This Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(d)    The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.	Miscellaneous
(a)    No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries or NRF or any or its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries or NRF or any or its subsidiaries.
(b)    No Transfers. A Participant’s rights in an interest under the Plan may not be assigned or transferred.
(c)    Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company, NRF or any of subsidiaries or affiliates of either and any Participant. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.
(d)    Governing Law. The Plan and each Bonus Award Notice awarded under the Plan shall be construed in accordance with and governed the laws of the State of New York, without regard to principles of conflict of laws of such state.
(e)    Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such cash payments.
(f)    Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(g)    Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.

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(h)    Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ or NRF’s or its subsidiaries’ benefit plans, programs or policies.
(i)    Effective Date. The Plan shall be effective as of the Effective Date.

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